Exhibit 3.1

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

• First: The name of this Corporation is The Iberian Group, Inc.
• Second: Its registered office in the State of Delaware is to be located at 25 Greystone Manor, in the City of Lewes County of Sussex Zip Code 19958.
The registered agent in charge thereof is Harvard Business Services, Inc.
• Third: The purpose of the corporation is to engage in lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
• Fourth: The amount of the total authorized capital stock of this corporation is Fifty Thousand Dollars ($10,000.000) divided into 100,000,000 shares of common stock One Cent ($0.001) each.
• Fifth: The name an mailing address of the incorporator are as follows: Name Mordechai Halberstam Mailing Address 909 East 29th Street #3B
Brooklyn, NY, 11210
• I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this Twentieth day of August A. D. 2004.

BY:  MORDECHAI T. HALBERSTAM
                                        (Incorporator)
NAME:           Mordechai T. Halberstam

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:09 AM 08/20/2004
FILED: 11:09 AM 08/20/2004
SRV 040610703 - 3845016 FILE